Exhibit 2.1

Amendment NO. 2 to

AGREEMENT AND PLAN OF REorganization

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of May 10, 2021, by and among New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Payoneer Inc., a Delaware corporation (the “Company”), and FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Capitalized terms used in this Amendment that are not otherwise defined or referenced herein shall have their respective meanings set forth in the Reorganization Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Agreement and Plan of Reorganization, dated as of February 3, 2021, as amended on February 16, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Reorganization Agreement”) by and among New Starship, the Merger Subs, the Company and SPAC; and

WHEREAS, the parties hereto desire to amend the Reorganization Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	The definitions of “Equity Value” and “Per Share Merger Consideration Value” are hereby amended and replaced in their entirety as follows:

““Equity Value” shall mean an amount equal to: (a) the Base Value, plus (b) the aggregate per share exercise price with respect to all Company Options (whether or not vested or currently exercisable) outstanding immediately prior to Closing, plus (c) the aggregate per share exercise price with respect to all Company Warrants outstanding immediately prior to Closing, plus (d) the aggregate amount of cash paid by Company Optionholders and holders of Company Warrants to the Company in respect of the exercise price of any such Company Options and Company Warrants exercised on or after February 3, 2021 until immediately prior to Closing for which the applicable exercise price is paid in cash in accordance with the terms of such Company Options and Company Warrants.”

““Per Share Merger Consideration Value” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value, the Exchange Ratio and a Company Optionholder’s Cashout Vested Company Options, (x) subsections (b), (c) and (d) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of a date, which shall be no less than 10 Business Days prior to the Closing Date (the “Determining Date”), which shall be determined by the Company.”

2.	The following defined term is hereby added to Section 1.1 of the Reorganization Agreement:

““Exercise Holder” means any current U.S. employee of Payoneer Inc. that holds Company Common Shares issued pursuant to the exercise of any Company Options prior to the date that is 12-months preceding the Determining Date.”

3.	Section 3.1(b)(v) is hereby added to Section 3.1(b) of the Reorganization Agreement:

“(v) Notwithstanding anything to the contrary in this Agreement, each Exercise Holder will surrender, (A) in exchange for the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount to be paid to such holder pursuant to Section 3.1(b) (excluding the Earn-Out Shares) and Section 3.3(a) in respect of all of Company Common Shares and Vested Company Options held by such Exercise Holder (the aggregate amount of such cash consideration, the “Cash Portion”), in the following manner: (x) first, any Company Common Shares held by such Exercise Holder for more than one year prior to the Mergers within the meaning of Section 1223 of the Code, which such Company Common Shares shall be surrendered in descending order beginning with such Company Common Shares having the longest holding period, until all such Company Common Shares are surrendered or the Cash Portion payable to such Exercise Holder is fully paid, then (y) second, if applicable, any other of such Exercise Holder’s Company Common Shares shall be surrendered in descending order beginning with those Company Common Shares with the longest holding period and then any Vested Company Options shall be surrendered in descending order beginning with those Vested Company Options with the earliest grant date, until the Cash Portion for such Exercise Holder is fully paid, and (B) after giving effect to the foregoing clause (A), (x) in exchange for the aggregate amount of the Per Share Stock Consideration to be paid to such holder pursuant to Section 3.1(b) (excluding the Earn-Out Shares), all other of the Company Common Shares held by such Exercise Holder and (y) in exchange for the aggregate Converted Options that would otherwise continue to be held by such holder as a result of converting the Remaining Vested Company Options pursuant to Section 3.1(a)(ii), all other of the Vested Company Options (which shall be Remaining Vested Company Options under Section 3.1(a)(ii)) held by such Exercise Holder, in each case of the foregoing clauses (A) and (B), as determined by the Company in good faith; provided, that the percentage obtained by dividing the Cash Portion to be paid to such Exercise Holder in respect of all of such Exercise Holder’s Company Common Shares and all of such Exercise Holder’s Vested Company Options by the aggregate amount of consideration allocated pursuant to Section 3.1(b) (excluding the Earn-Out Shares) and Section 3.3(a) in respect thereof shall be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable pursuant to Section 3.1(b)(i) in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to this Section 3.1(b)(v) (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).”

4.	No Further Amendment. Except as and to the extent expressly modified by this Amendment, the Reorganization Agreement is not otherwise being amended, modified or supplemented. The Reorganization Agreement shall remain in full force and effect in accordance with its terms.

5.	References to the Reorganization Agreement. Each reference in the Reorganization to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Reorganization Agreement shall refer to the Reorganization Agreement as amended by this Amendment.

6.	Miscellaneous Provisions. Sections 11.1 (Notices), 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction), 11.11 (Assignment) and 11.12 (Amendment) are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

NEW STARSHIP PARENT INC.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

STARSHIP MERGER SUB I INC.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

STARSHIP MERGER SUB II INC.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

FTAC OLYMPUS ACQUISITION CORP.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

PAYONEER INC.

By:	/s/ Scott Gailt
	Name:	Scott Galit
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Reorganization]

4